                                                                      EXHIBIT 12
                                                                      ----------

                              CYTEC INDUSTRIES INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)


                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------

                                                          2001           2000          1999
                                                          ----           ----          ----
 Earnings before income taxes, equity
     in earnings of associated companies
     and extraordinary item                                101.0        256.1           167.4
 Add:

     Distributed income of associated
       companies                                             2.4          4.1             5.8
     Amortization of capitalized interest                    0.2          0.2             0.2
     Fixed charges                                          27.0         33.0            33.8
 Less:
     Capitalized interest                                   (0.7)        (0.5)           (0.8)
                                                            -----        -----           -----
 Earnings as adjusted                                      129.9        292.9           206.4

 Fixed charges:

     Interest on indebtedness including
         amortized premiums, discounts and
         deferred financing costs                           23.4         29.1            29.7
     Portion of rents representative
         of the interest factor                              3.6          3.9             4.1
                                                             ---          ---             ---
 Fixed charges                                              27.0         33.0            33.8
                                                            ----         ----            ----

 Ratio of earnings to fixed charges                          4.8          8.9             6.1
                                                             ---          ---             ---
